Exhibit 10.1

FINANCING AND SECURITY AGREEMENT

INTRODUCTION

This Financing and Security Agreement (“Agreement”) is made and entered into on February 11, 2019 by and among SITO MOBILE, LTD. (“Administrative Seller”), SITO MOBILE SOLUTIONS, INC. (“Sito Mobile Solutions”), SITO MOBILE MEDIA, INC. (“Sito Mobile Media”), DOUBLEVISION NETWORKS, INC. (“Doublevision”), and SITO MOBILE R&D IP, LLC (“Sito R&D”, and together with Administrative Seller, Sito Mobile Solutions, Sito Mobile Media, and Doublevision on a joint and several basis, each and collectively a “Seller”, and any reference to “Seller” hereunder shall be deemed a reference to each of the foregoing Sellers), and Fast Pay Partners LLC (“Purchaser”). Seller has agreed to sell and Purchaser has agreed to purchase Accounts for which Purchaser will make Advances of the Purchase Price. Purchaser is agreeable to providing this facility, provided that Seller agrees to the provisions of this Agreement. Each Seller and Purchaser are individually referred to as a “Party” or collectively as the “Parties”.

GENERAL RATES AND FEES

The items referenced below are subject to and defined within the provisions of this Agreement:

(a)	Maximum Line Amount: Nine million five hundred thousand dollars ($9,500,000.00); provided, on and after March 31, 2019, Seller at its option by written notice from Administrative Seller to Purchaser, may request an increase of such Maximum Line Amount to Fifteen million dollars ($15,000,000) subject to the Purchaser’s credit approval in its sole and absolute discretion.
(b)	Advance Rate: 75% of gross value of Invoices
(c)	Minimum Invoice Size: Five thousand dollars ($5,000.00)
(d)	Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Purchased Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30 day period
(e)	Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Purchased Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, “Facility Rate” means the sum of: (x) the LIBOR Rate plus (y) 7.00% per annum.
(f)	Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Purchaser. In the event an Account Debtor fails to pay Purchaser directly, Purchaser will provide Seller a grace period of ten (10) business days to notify Purchaser of any Misdirected Payment and lo forward the full amount of the Misdirected Payment to Purchaser otherwise Seller may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(g)	Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Seller’s Purchased Accounts must remain below 25%. In the event the percentage exceeds the foregoing limit, Purchaser may exercise its right not to purchase more accounts from said Account Debtor.
(h)	Closing Fee: Fifteen thousand dollars ($15,000.00)
(i)	Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Purchaser/Seller.
(j)	Termination: Subject to a fee equal to 2% of the Maximum Line Amount with respect to any termination of this Agreement prior to the 2nd anniversary of the date hereof (the “Early Termination Fee”), Seller may terminate this Agreement at any time upon 30 days prior written notice (or such lesser time to which the Purchaser may agree in writing) to Purchaser whereupon this Agreement shall terminate upon repayment in full of all outstanding Obligations.
(k)	Minimum Utilization/Purchase: Beginning on the 31st day after the date hereof, Seller shall at all times utilize (or at least offered such Accounts for purchase hereunder) at least 10% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.
(l)	Payment Services Covenant: Seller shall at all times submit to Purchaser all of Seller’s accounts payable and vendor payments through Purchaser and/or Purchaser’s affiliates’ payments platform as set forth in the ePay Agreement.

SIGNATURES

By their signatures below, the Parties represent they have read, understand and agree to be bound by the Financing and Security Agreement, including the Standard Terms and Conditions referenced herein.

SELLER AND PURCHASER have executed this Agreement through their authorized officers as of the date set forth above.

“ADMINISTRATIVE SELLER” and a “SELLER”		“PURCHASER”
SITO MOBILE, LTD.		FAST PAY PARTNERS LLC

/s/ William A Seagrave		/s/ Secil Baysal
Name:	William A Seagrave	Name:	Secil Baysal
Title:	COO & CFO	Title:	Chief Operating Officer

“SELLER”		Contact Information:
SITO MOBILE SOLUTION, INC.		Fast Pay Partners LLC
8201 Beverly Blvd, Suite 600
/s/ William A Seagrave		Los Angeles, CA 90048
Name:	William A Seagrave	Ph: (310) 651-9201
Title:	COO & CFO	e-mail: legal@gofastpay.com

“SELLER”
SITO MOBILE MEDIA, INC.

/s/ William A Seagrave
Name:	William A Seagrave
Title:	COO & CFO

“SELLER”
DOUBLEVISION NETWORKS, INC.

/s/ William A Seagrave
Name:	William A Seagrave
Title:	COO & CFO

“SELLER”
SITO MOBILE R&D IP, LLC

/s/ William A Seagrave
Name:	William A Seagrave
Title:	COO & CFO

Contact Information:

SITO MOBILE, LTD.

100 Town Square, Suite 204

Jersey City, NJ 07310

Ph: (201) 27501) 275-0555

e-mail: bill.seagrave@sitomobile.com

FINANCING AND SECURITY AGREEMENT

STANDARD TERMS AND CONDITIONS

1. Sale; Purchase Price; Billing

1.1. Assignment and Sale

1.1.1. Seller shall offer to sell to Purchaser as absolute owner, with full recourse, such of Seller’s Accounts as submitted to Purchaser for purchase.

1.1.2. Each Account submitted by Seller for purchase shall be accompanied by such documentation supporting and evidencing the Account.

1.1.3. Purchaser may not purchase any Account which will cause the unpaid balance of Purchased Accounts to exceed the Maximum Line Amount.

1.1.4. Accounts submitted to Purchaser must exceed Minimum Invoice Size as stated within the General Rates and Fees, except as otherwise agreed by both Parties in an Authenticated Record.

1.1.5. Purchaser shall pay the Purchase Price of any Purchased Account less any amounts due to Purchaser from Seller, including, without limitation, any amounts due under Sections 2.1 and 3.1 hereof, to Seller within five (5) business days of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder.

1.1.6. Upon execution of this Agreement, Seller shall pay the Closing Fee.

1.1.7. All Purchases shall be made at the absolute sole discretion of the Purchaser.

1.2. Redirection of Payments. Purchaser may send a monthly statement to all Payors Itemizing their account activity during the preceding billing period. All Payors will be instructed to make payments to Purchaser.

2. Reserve Account

2.1. Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

2.2. Upon request of the Seller, Purchaser shall pay to Seller any amount by which the Reserve Account exceeds the Required Reserve, unless reserve is necessary to cover other Obligations of the Seller.

2.3. Purchaser may charge the Reserve Account with any Obligation that is due and payable.

2.4. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

2.5. Purchaser may retain the Reserve Account until Complete Termination.

3. Exposed Payments

3.1. Upon termination of this Agreement Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated non-interest bearing account, the amount of all Exposed Payments (the “Preference Reserve”).

3.2. Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate, receivership estate, assignee for benefit of creditors, creditor body or representative of any of the foregoing of the Payor that made the Exposed Payment or on whose behalf such Exposed Payment was made, on account of a claim asserted under Sections 547, 548, 549 or 550 of the Bankruptcy Code or any equivalent type state or federal law, rule or regulation.

3.3. Purchaser shall refund to Seller from time to time that balance of the Preference Reserve for which a claim under Sections 547, 548, 549 or 550 of the Bankruptcy Code or any equivalent type state or federal law, rule or regulation can no longer be asserted against the Exposed Payments due to the passage of the statute of limitations, settlement with the bankruptcy estate, receivership estate, assignee for benefit of creditors, creditor body or representative of any of the foregoing.

4. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Seller.

5. Fees and Expenses. Seller shall pay to Purchaser:

5.1. Financing Fee. The Initial Financing Fee and Additional Financing Fee shall be due on the date on which a Purchased Account is Closed. Financing Fees and interest hereunder are subject to upward adjustment in accordance with Section 12.8 herein and also shall include the additional Default Rate on the Obligations, at Purchaser’s sole election, upon the occurrence and continuance of an Event of Default.

5.2. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

5.3. Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees (“Wire Fee”), postage and audit fees. Seller shall not be required to pay for more than four audits per twelve-month period.

6. Repurchase Of Accounts. Purchaser may require that Seller repurchase, by payment of the then unpaid Face Amount thereof, together with any unpaid fees relating to the Purchased Account on demand, or, at Purchaser’s option, by Purchaser’s charge to the Reserve Account, the following Purchased Accounts:

6.1. Any Purchased Account, the payment of which has been disputed by the Payor or the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fide nature of such dispute;

6.2. Any Purchased Account regarding which Seller has breached any representation or warranty as set forth in the Section 14.

6.3. Any Purchased Account owing from an Account Debtor or Payor which (a) in Purchaser’s reasonable credit judgment has become insolvent or (b) has indicated an inability or unwillingness to pay the Purchased Account when due;

6.4. All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

6.5. Any Purchased Account that remains unpaid beyond the Late Payment Date.

7. Security Interest

7.1. As collateral securing the Obligations, Seller (for the avoidance of doubt, each Seller and Administrative Seller) grants to Purchaser a continuing first priority security Interest in the Collateral.

8. Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which Purchaser receives any payment if such payment is received other than by wire directly to the Lockbox.

9. Authorization to Purchaser

9.1. Authorization: Seller explicitly authorizes and grants to Purchaser the ability for Purchaser (acting through any of its employees, attorneys or agents) at any time, at its option but without obligation, with or without notice to Seller (other than as set forth below), and at Seller’s sole expense, to do any or all of the following, in Seller’s name or otherwise until all of the Obligations have been paid in full:

9.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all proceeds of any Collateral securing the Obligations or the proceeds thereof;

9.1.2. Upon the occurrence and continuance of an Event of Default, take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon Purchaser’s Accounts;

9.1.3. Upon the occurrence and during the continuance of an Event of Default, with respect to any of the following established or issued for the benefit of Seller, either individually or as a member of a class or group, file any claim under (a) any bond or (b) under any trust fund;

9.1.4. Pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser’s security interest in any assets of Seller, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable;

9.1.5. File in the name of Seller or Purchaser or both: (a) Mechanic’s lien or related notices, or (b) Claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty;

9.1.6. Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser;

9.1.7. Communicate directly with Seller’s Payors to verify the amount and validity of any Account created by Seller;

9.1.8. Upon the occurrence and during the continuance of an Event of Default,: (a) Change the address for delivery of mail to Purchaser and to receive and open mail addressed to Seller; (b) Extend the time of payment of, compromise or settle for cash, credit, return merchandise, and upon any terms or conditions, any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations;

9.1.9 Any and all sums paid and any and all costs, expenses, liabilities, obligations and legal fees incurred by Purchaser with respect to the foregoing shall be added to and become part of the Obligations. In no event shall Purchaser’s rights under the foregoing authorization or any of Purchaser’s other rights under this Agreement be deemed to indicate that Purchaser in control of the business, management of properties of Seller;

9.1.10. File any initial financing statements and amendments thereto that: (a) Indicate the collateral as all assets of the Seller or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail; (b) Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Seller is an organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral to be as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and (c) Contain a notification that the Seller has granted a negative pledge to the Purchaser, and that any subsequent lienor may be tortuously interfering with Purchaser’s rights;

9.1.11. Advises third parties that any notification of Seller’s Account Debtors will interfere with Purchaser’s collection rights; and

9.1.12. File any Correction Statement in the name of Seller under Section 9-518 of the Uniform Commercial Code that Purchaser reasonably deems necessary to preserve its rights hereunder.

9.2. Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an account debtor “in full payment” of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the Uniform Commercial Code, or otherwise.

9.3. Seller grants Purchaser a full license to use any data collected during the Term of this Agreement provided that, subject to Section 13, no Confidential Information is disclosed to third parties or the public and such use in compliance with any and all applicable laws.

10. ACH Authorization.

10.1. In order to satisfy any of the Obligations, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller. Purchaser shall provide Seller with advance notice of its intention to initiate electronic debit entries of Seller’s deposit account through the ACH system. Such notice may be provided electronically. If an ACH debit request is not honored by the financial institution, for any reason, Seller agrees to immediately pay, in the form of a check, money order or cash, such sums as are necessary to bring the balance then due hereunder current, and Seller will be subject to such fees or charges for non-payment, as if Client had delivered a NSF check or made no payment to Purchaser.

10.2. Seller is not required to sign this Authorization as a condition to obtaining any extension of credit from Purchaser. This Authorization is made at Seller’s request to aid its ability to timely pay amounts due Purchaser.

10.3 Tombstones and Public Filing Disclosures.

(a) Purchaser shall be permitted to: (a) disseminate a form of “tombstone” and other related marketing materials or press releases publicly disclosing the transaction subject to this Agreement and (b) market its and its affiliates’ services to Seller’s vendors in connection with the rendering of the services under the ePay Agreement.

(b) Subject to Section 13, Neither party shall disclose the terms of this Agreement to any third party except: (1) Seller may disclose a copy of this Agreement in connection with any regulatory or other public filings required under any applicable law, provided, that such disclosure or public filing does not disclose any of the terms set forth in the General Rates and Fees (appropriate redaction may be used to comply with this section); (2) either Party may disclose the terms of this Agreement as is necessary under any applicable law or judicial process (but only to the extent necessary); and (3) Purchaser may disclose the terms of this Agreement to any of its affiliates or representatives who have a reasonable need to know in connection with the facility set forth herein or to any actual or potential capital partners.

11. Electronic Transactions Authorization. The Parties agree that all business between one another shall be conducted by electronic means and adopt the provisions of the California Uniform Electronic Transactions Act (UETA) as set forth in California Civil Code, Division 3, Part 2, Title 2.5, Sections 1633.1 -- 1633.17, inclusive. Each document that is subject to or provided in furtherance of this Agreement, all documents provided in furtherance thereof, as amended, modified or supplemented from time to time that a party has sent to the other by electronic means or the Seller has clicked to approve to adopt this Agreement or Seller submits through the Online Reporting System shall be intended as and constitute an original and deemed to contain a valid signature for all purposes acknowledging and consenting to the terms of the agreement applicable thereto. In furtherance of the above, the Seller hereby authorizes Purchaser to regard the Seller’s printed name or electronic approval for any document, agreement, assignment schedules or invoices as the equivalent of a manual signature by one of the Seller’s authorized officers or agents. The Seller’s failure to promptly deliver to Purchaser any schedule, report, statement, writing or other information (“Record”) required by this Agreement or any document related hereto shall not affect, diminish, modify or otherwise limit Purchaser’s security interests in the Collateral. Purchaser may rely upon, and assume the authenticity of, any such electronic approval, and any material applicable to such approval as the duly confirmed, authorized and approved signature of the Seller by the person approving same, shall constitute an “authenticated” record for all purposes (including, without limitation, the Uniform Commercial Code) and shall satisfy the requirements of any applicable statute of frauds. Seller is not required to agree to conduct business pursuant to the UETA and the purchase of Accounts of Advance being granted in furtherance of this Agreement is not conditioned upon Seller agreeing to conduct business in accordance with the UETA. Seller may terminate this Electronic Transactions Authorization by providing Purchaser with not less than ten (10) days written notice as provided in Section 35.1, below. Thereafter, Seller shall incur and be responsible to pay Purchaser a “Manual Reporting Fee” for any Record when submitted to Purchaser.

12. Covenants By Seller

12.1. After written notice by Purchaser to Seller, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like not specifically authorized in the applicable agreement with respect to any of the Accounts.

12.2. From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence and during the continuance of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

12.3. Before sending any Invoice to an Account Debtor, Seller shall mark same with a notice of assignment as may be required by Purchaser.

12.4. Seller shall pay when due all payroll and other material taxes except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained in accordance with GAAP, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

12.5. Seller shall not: (a) create, incur, assume or permit to exist, any lien upon or with respect to any assets in which Purchaser now or hereafter holds as a security interest or (b) incur any indebtedness for borrowed money that has not been disclosed to Purchaser as of the date hereof.

12.6. Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee, Seller shall pay to Purchaser on the next banking day following the date of receipt by Seller, the amount of any payment on account of a Purchased Account.

12.7. Avoidance Claims

12.7.1. Seller shall indemnify Purchaser from any loss (including defense costs, expenses and legal fees) arising out of the assertion, defense, or judgment or otherwise of any Avoidance Claim, and shall pay to Purchaser on demand the amount thereof.

12.7.2. Seller shall notify Purchaser within two business days after Seller becomes aware of the assertion of an Avoidance Claim.

12.7.3. This provision shall survive termination of this Agreement.

12.8. Minimum Utilization. Seller shall at all times cause the aggregate gross value of Accounts purchased hereunder to be equal or greater than the amount set forth in the General Rates and Fees; as Purchasers sole and exclusive remedy any violation of the foregoing covenant by Seller shall cause the Financing Fees owed hereunder by Seller to be equal to the fees that would have accrued had Seller not violated this clause unless such shortfall is due to Purchaser’s failure to purchase Accounts meeting the criteria herein. The typical calculation to determine the fees that would have accrued had Seller not violated this clause for any applicable calendar month would be as follows: (1) the result of (x) the Maximum Line Amount divided by (y) the Advance Rate multiplied by (2) Minimum Utilization percentage requirement multiplied by (3) the monthly gross Financing Fee rate.

12.9. No ACH Debit Block. Seller shall at all times maintain each of its deposit accounts in a manner that allows Purchaser to utilize the ACH authorization set forth in Section 10 or otherwise herein. Seller shall not use any ACH debit block or any other service or functionality that prevents Purchaser from initiating and completing electronic debit or credit entries through the ACH system to any deposit account maintained by Seller.

12.10 Disposal of Assets or Change of Control. Seller shall not convey, sell, lease, license, assign, transfer, or otherwise dispose any of its assets in a manner not in the ordinary-course-of-business. Seller shall also notify Purchaser promptly, and in any event at least thirty (30) days prior to the date of any transaction that results or would result in a Change of Control.

12.11 Financial Reporting. Seller shall provide to Purchaser, within 30 days of each calendar month end, financial statements and accounts payable aging reports of Seller and its subsidiaries for such month on a consolidated and consolidating basis, in accordance with Generally Accepted Accounting Principles and otherwise in form reasonably acceptable to Purchaser. Seller shall promptly provide to Purchaser any other financial reporting or information reasonably requested by Purchaser.

12.12 Payment Services Covenant Seller shall at all times this Agreement is in effect:

(a) not terminate the ePay Agreement; and

(b) abide by the payment services covenant set forth in the General Rates and Fees.

12.13 Registration of Intellectual Property. Seller shall not register any of its patents, copyrights, or trademarks with any federal registry, including but not limited to the United States Patent and Trademark Office (“USPTO”) or the United States Copyright Office (“USCO”), except to the extent that such registrations are subject to a security agreement filed with such federal registry, USPTO, or USCO, as applicable in favor of Purchaser as secured party, in form and substance acceptable to Purchaser in its sole discretion.

12.14 Account Disputes. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Purchaser in its sole discretion deem advisable, for Seller’s account and risk and at Seller’s sole expense. Upon the occurrence of an Event of Default, Purchaser may Resolve such issues with respect to any Account of Seller.

13. Confidentiality.

13.1 Confidential Information. “Confidential Information” means any proprietary, confidential and/or trade secret information of the disclosing Party (“Discloser”) and/or others possessed by the Discloser, including but not limited to (i) all inventions, discoveries, know-how, techniques, devices, ideas, research, software implementation methods, practices, processes, systems, formulae, designs, products, projects, computer programs, improvements and developments which have not been generally available to the public; (ii) all client or customer lists, trade secrets, or other information pertaining to the financial condition, business affairs or prospects of the Discloser, including, without limitation, information relative to customers, suppliers or other parties with which the Discloser has a business relationship, samples, sketches, bulletins, correspondence, company forms and records (including financial statements and product specification sheets), information concerning sources of supply, costs of manufacture and sale and applications of equipment, whether or not published or unpublished, confidential or protected or susceptible to protection by patent, trademark, copyright or any other form of legal protection and whether or not any attempt has been made to secure such protection; (iii) any of the foregoing information developed by or proprietary to clients or customers of the Discloser; and/or (iv) all information that a reasonable prudent person would recognize as confidential when provided to Recipient relating to, among other things, the Discloser’s products, operations, finances, pricing, clients, technology, specifications, manufacturing methods, know-how, business or marketing plans, or business relationships, Confidential Information may be disclosed either in documentary form (including without limitation traditional tangible media such as written documents, photographs and drawings, and intangible media such as diskettes and other magnetic or electronic data), or orally or visually or in other non-documentary form (including without limitation presentations, displays or inspections of writings, designs, drawings, photographs, models, prototypes, samples or facilities). The Discloser shall endeavor, but not be required, to stamp “Confidential Information” on all of its Confidential Information disclosed in documentary form.

13.2 Exclusions. Confidential Information shall not include information that: (a) was in the public domain when disclosed; (b) becomes public domain after disclosure, other than as a result of the receiving Party’s (“Receiver”) violation of this Agreement; (c) was in the Receiver’s possession when disclosed and was not acquired directly or indirectly from the Discloser; (d) is shown by written evidence to have been developed by the Receiver independently after disclosure without benefit of the Confidential Information; (e) was received after disclosure from a third party who did not require it to be held in confidence and who did not acquire it directly or indirectly from the Discloser or (f) is required to be disclosed by any applicable law or judicial process.

13.3 Disclosure, Use & Care. The Receiver: (i) will not disclose Confidential Information (except to its employees, agents, representatives, or to potential suppliers capital partners or subcontractors which are bound by a written confidentiality agreement and have a need to know such Confidential Information) and will otherwise comply with Receiver’s obligations under this Agreement; (ii) will not use Confidential Information except for the purposes contemplated by this Agreement or in connection with its rights under applicable law; (iii) will use at least the same degree of care to safeguard Confidential Information that it uses to protect its own confidential and proprietary information, and in any event not less than a reasonable degree of care under the circumstances; and (iv) will make copies of Confidential Information only as needed for such purpose, all of which shall include any existing markings indicating that they are Confidential Information of the Discloser, or shall have markings supplied by the Receiver.

14. Representation and Warranties. Seller represents and warrants that:

14.1. Existence and Power. If Seller is a partnership, limited liability company, or corporation, Seller is and will continue to be duly authorized, validly existing and in good standing under the laws of the jurisdiction of its organization until all of the Obligations have been paid in full other than contingent indemnification obligations as to which no claims have been asserted. Seller is and will continue to be qualified and licensed in all jurisdictions in which the nature of the business transacted by it, or the ownership or leasing of its property, make such qualification of licensing necessary, and Seller has and will continue to have all requisite power and authority to carry on its business as it is now, or may hereafter be, conducted.

14.2. Authority. Seller is, and will continue to be, duly empowered and authorized to enter into, and grant security interests in its property, pursuant to and perform its obligations under, this Agreement, and all other instruments and transactions contemplated hereby or relating hereto. The execution, delivery and performance by Seller of this Agreement, and all other instruments and transactions contemplated hereby or relating hereto, have been duly and validly authorized, are enforceable against the Seller in accordance with their terms, and do not and will not violate any law or any provision of, nor be grounds for acceleration under, any agreement, indenture, note or instrument which is binding upon Seller, or any of its property, including without limitation, Seller’s Operating Agreement, Partnership Agreement, Articles of Incorporation, By-Laws and any Shareholder Agreements (as applicable).

14.3. Name; Trade Names and Styles. Seller has set forth above Seller’s absolutely true and correct name. Listed below in Schedule 14.3 is each prior true name of Seller and each fictitious name, trade name and trade style by which Seller has been, or is now known, or has previously transacted, or now transacts business, as aforementioned noted. Seller shall provide Purchaser with thirty (30) days advance written notice before changing its legal name or doing business under any other name, fictitious name, trade name, or trade style. Seller has complied, and will hereafter comply, with all laws relating to the conduct of business under, the ownership of property in, and the renewal or continuation of the right to use, a corporate, fictitious or trade name or trade style.

14.4 Place and Nature of Business; Location of Collateral. Seller does not engage in any Restricted Industry. Seller’s books and records including, but not limited to, the books and records relating to Seller’s Accounts, are and will be kept and maintained at Seller’s Address unless and until Purchaser otherwise consents in writing which shall not be unreasonably withheld or delayed. In addition to Seller’s Address, Seller has places of Business and Collateral located only at the following locations, as aforementioned noted. Seller will provide Purchaser with at least thirty (30) days advance written notice in the event Seller moves the Collateral, or obtains, opens or maintains any new or additional place(s) for the conduct of Seller’s business or the location of any Collateral, or closes any existing place of business.

14.5 Title to Collateral; Liens. With the exception of Accounts Purchased hereunder where title vests with Purchaser, Seller is now, and will at all times hereafter be, the true, lawful and sole owner of all the Collateral., except for the security interest granted to Purchaser the Collateral now is and will hereafter remain, free and clear of any and all liens, charges, security interests, encumbrances and adverse claims. Except as expressly provided to the contrary in this Section, Purchaser now has, and will hereafter continue to have, a fully perfected and enforceable first priority security interest in all of the Collateral, and Seller will at all times defend Purchaser and the Collateral against all claims and demands of others.

14.6. Each and every Purchased Account sold and assigned to Purchaser shall, on the date the assignment is made and thereafter, comply with all of the following representations, warranties and covenants: (a) each Purchased Account represents an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Seller’s business; (b) each Purchased Account is owned by Seller free and clear of any and all deductions, disputes, liens, security interests and encumbrances; (c) the Account Debtor has received and accepted the goods sold and services rendered which created the Purchased Account and the invoice therefor and will pay the same without any dispute; (d) no Account Debtor on any Purchased Account is a shareholder, director, partner or agent of Seller, or is a person or entity controlling, controlled by or under common control with Seller, or is engaged in a Restricted Industry; and (e) no Purchased Account is owed by an Account Debtor to whom Seller is or may become liable in connection with goods sold or services rendered by the Account Debtor to Seller or any other transaction or dealing between the Account Debtor and Seller. Immediately upon discovery by Seller that any of the foregoing representations, warranties, or covenants are or have become untrue with respect to any Purchased Account, Seller shall immediately give written notice thereof to Purchaser.

14.7. Seller has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

14.8 Intellectual Property. Except as disclosed on Schedule 14.8 attached hereto, Seller does not have any registered patents, copyrights, trademarks, or material licenses to use trademarks, patents and copyrights of others (excluding off-the-shelf or shrinkwrap licenses or such other licenses entered into in the ordinary course of Seller’s business.).

15. Indemnification. Seller agrees to indemnify Purchaser against and save Purchaser harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable legal fees and collection costs) resulting from or arising out of Seller’s breach of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by Seller to perform or observe its obligations under this Agreement (an “Indemnified Matter”), provided, however, that Seller shall have no liability under this Section 15 to Purchaser with respect to any Indemnified Matter, and Purchaser shall have no liability with respect to any Indemnified Matter other than (to the extent otherwise liable) to the extent such liability has resulted from the gross negligence, willful misconduct or bad faith of Purchaser, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

16. Disclaimer of Liability. In no event will either Party be liable to the other for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this Agreement, the transactions or relationships contemplated hereby or either Party’s performance or failure to perform hereunder, even if such party has been advised of the possibility of such damages.

17. Default

17.1. Events of Default. The occurrence of any one of more of the following shall constitute an Event of Default hereunder: (a) Seller fails to pay or perform any Obligation within 5 Business Days of as and when due; (b) there shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets, or Seller makes or sends notice of a bulk transfer; (c) Seller or any guarantor of the Obligations shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due; (d) any lien, garnishment, attachment, execution or the like is issued against or attaches to the Seller, the Purchased Accounts, or the Collateral; (e) Seller shall breach any covenant, agreement, warranty, or representation set forth herein which is not cured within 5 business days; provided, such cure period shall not apply to payment defaults, breaches of negative covenants, and any other breaches not generally susceptible to a cure period; (f) Seller delivers any document, financial statement, schedule or report to Purchaser which is false or incorrect in any material respect on or as of the date made or deemed made; (g) Purchaser, at any time, acting in good faith and in a commercially reasonable manner, deems itself insecure with respect to the prospect of repayment or performance of the Obligations; (h) any present or future guarantor of the Obligations revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Purchaser or any affiliate of Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever; or (i) the termination of any ePay Agreement or the occurrence of any default by Seller under any ePay Agreement.

17.2. Waiver of Notice. PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

17.2.1. The failure of Purchaser at any time or times hereafter to require Seller strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Seller and Purchaser shall not waive or diminish any right of Purchaser thereafter to demand and receive strict compliance therewith and with any other provision warranty, term and condition; and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or hereafter executed by Seller and delivered to Purchaser shall be deemed to have been waived by any act or knowledge of Purchaser or its agents or employees, but only by a specific written waiver signed by an officer of Purchaser and delivered to Seller. Seller waives any and all notices or demands which Seller might be entitled to receive with respect to this Agreement, or any other agreement by virtue of any applicable law. Seller hereby waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, Account, general intangible, document or guaranty at any time held by Purchaser on which Seller is or may in any way be liable, and notice of any action taken by Purchaser unless expressly required by this Agreement. Seller hereby ratifies and confirms whatever Purchaser may do pursuant to this Agreement and agrees that Purchaser shall not be liable for the safekeeping of the Collateral or any loss or damage thereto, or diminution in value thereof, from any cause whatsoever, any act or omission of any carrier, warehouseman, bailee, forwarding agent or other person, or any act of commission or any omission by Purchaser or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law.

17.3. Effect of Default

17.3.1. Upon the occurrence and continuance of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

17.3.2. The Late Charge shall accrue and is payable on demand on any Obligation not paid when due.

18. Remedies

18.1 Generally. Upon the occurrence and continuance of any Event of Default, and at any time thereafter, Purchaser, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Seller) may do any one or more of the following: (a) Cease advancing money or extending credit to or for the benefit of Seller under this Agreement, and any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation as well as charging the Default Rate on the Obligations above and in addition to any applicable rate hereunder; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Seller hereby authorizes Purchaser without judicial process to enter onto any of the Seller’s premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral and remain on such premises or cause a custodian to remain thereon in exclusive control thereof without charge for so long as Purchaser deems necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Purchaser seek to take possession of any or all of the Collateral by Court process or through a receiver, Seller hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Purchaser retain possession of and not dispose of any such Collateral until after trial or final judgment; (d) Require Seller to assemble any or all of the Collateral and make it available to Purchaser at a place or places to be designated by Purchaser which is reasonably convenient to Purchaser and Seller, and to remove the Collateral to such locations as Purchaser may deem advisable; (e) Place a receiver in exclusive control of Seller’s business and/or any or all of the Collateral. In order to assist Purchaser in enforcing its rights and remedies; (f) Sell, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the lime Purchaser obtains possession or after further manufacturing, processing or repair; at any one or more public and/or private sale(s) (including execution sales); in lots or in bulk; for cash, exchange for other property or on credit; and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Purchaser shall have the right to conduct such disposition on Seller’s premises without charge for such time or times as Purchaser deems fit, or on Purchaser’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Purchaser may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Seller of any liability Seller may have if any Collateral is defective as to title or physical condition at the time of sale; (g) Demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral; or (h) Demand and receive possession of any of Seller’s federal and state income tax returns and the books, records and accounts utilized in the preparation thereof or referring thereto. Any and all legal fees, expenses, costs, liabilities and obligations incurred by Purchaser with respect to the foregoing shall be added to and become part of the Obligations and shall be due on demand.

18.2 Application of Proceeds. The proceeds received by Purchaser from the disposition of or collection of any of the Collateral shall be applied to such extent and in such manner as Purchaser shall determine in its sole discretion. If any deficiency shall arise, Seller shall remain liable to Purchaser therefore. In the event that, as a result of the disposition of any of the Collateral, Purchaser directly or indirectly enters into a credit transaction with any third party, Purchaser shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of such credit transaction or deferring the reduction thereof until the actual receipt by Purchaser of cash therefore from such third party.

18.3 Online Access. Upon an Event of Default, all of Seller’s rights and access to any online internet services that Purchaser makes available to Seller shall be provisional pending Seller’s curing of all such Events of Default. During such period of time, Purchaser may limit or terminate Seller’s access to online services. Seller acknowledges that the information Purchaser makes available to Seller through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the Uniform Commercial Code as enacted in the State of California.

18.4 Standards of Commercial Reasonableness. After an Event of Default, the Parties acknowledge that it shall be presumed commercially reasonable and Purchaser shall have no duty to undertake to collect any Account, including those in which Purchaser receives information from an Account Debtor that a dispute exists. Furthermore, in the event Purchaser undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Purchaser may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Seller may, under any circumstances, seek to hold Purchaser responsible for taking any commercially unreasonable action, Seller shall first notify Purchaser in writing, of all of the reasons why Seller believes Purchaser has acted in any commercially unreasonable manner and advise Purchaser of the action that Seller believes Purchaser should take.

18.5 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Purchaser shall have all other rights and remedies accorded a secured party under the Uniform Commercial Code as enacted in California and under any and all other applicable laws and in any other instrument or agreement now or hereafter entered into between Purchaser and Seller and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Purchaser of one or more of its rights or remedies shall not be deemed an election, nor bar Purchaser from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Purchaser to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

19. Account Stated. Purchaser shall render to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within sixty (60) days after the mailing of such statemen written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

20. Amendment and Waiver. Only a writing signed by all Parties hereto may amend this Agreement; provided with respect to each Seller, such writing may be executed by Administrative Seller on behalf of all Sellers. No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

21. Termination; Effective Date.

21.1. Subject to the Early Termination Fee, this Agreement will be effective on the date it is signed by the Parties, shall continue for the Term, and shall be automatically extended for successive Terms unless Seller shall provide 60 days prior written notice to Purchaser of its intention to terminate whereupon this Agreement shall terminate on the date set forth in said notice (an “Early Termination Date”) upon successful repayment of all outstanding Obligations.

21.2. Purchaser may terminate this Agreement and demand immediate payment of all outstanding Obligations at any time and for any reason; provided, so long as no Event of Default has occurred and is continuing, Purchaser shall give Administrative Seller 60 days prior written notice of electing termination of this Agreement pursuant to this Section 21.2.

22. No Lien Termination without Release. In recognition of the Purchaser’s right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred at which time Purchaser shall record any and all terminations or satisfactions of any and all of Purchaser’s liens on the Collateral as reasonably necessary. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

23. Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

24. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25. Enforcement. This Agreement and all agreements relating to the subject matter hereof is the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

26. Relationship of Parties. The relationship of the Parties hereto shall be that of Seller and Purchaser of Accounts, and Purchaser shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

27. Legal Fees. Seller agrees to reimburse Purchaser on demand for:

27.1. The actual amount of all costs and expenses, including legal fees, which Purchaser has incurred or may incur in;

27.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith; Any way arising out of or in connection with this Agreement, and whether or not arising out of a dispute which does not involve Purchaser; provided, Purchaser acknowledges that the legal fee costs reimbursable to Purchaser up to and including the date hereof is $0;

27.1.2. Protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser’s lien priority;

27.2. The actual costs, including photocopying (which, if performed by Purchaser’s employees, shall be at the rate of $.10/page), travel, and legal fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller. This provision shall survive termination of this Agreement until payment of all Obligations (other than contingent indemnification obligations for which no claims has been asserted); and

27.3. The actual amount of all costs and expenses, including legal fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including but not limited to those (a) arising out the automatic stay, (b) seeking dismissal or conversion of the bankruptcy proceeding, (c) opposing confirmation of Seller’s plan thereunder, or (d) validating Purchaser’s security interest or lien priority with respect to the Collateral.

28. Entire Agreement. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

29. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

30. Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PARTIES ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. THE PARTIES EACH ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING. THE PARTIES EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.

IN THE EVENT THAT ANY PARTY HERETO ELECTS TO BRING ANY ACTION OR PROCEEDING IN THE STATE OF CALIFORNIA, RELATING TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS, THE PARTIES AGREE THAT SUCH ACTION OR PROCEEDING SHALL BE TRIED SOLELY THROUGH A JUDICIAL REFEREE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES FURTHER AGREE TO THE APPOINTMENT OF JAMS AS THE REFEREE APPOINTMENT TO CONDUCT THE TRIAL AND SUCH RELATED PROCEEDINGS. THE PARTIES AGREE THAT THE FILING OF ANY PRE-TRIAL MOTION OR ANY PRE-TRIAL PROVISIONAL REMEDY SHALL NOT OPERATE AS A WAIVER OF EACH PARTY’S RIGHT TO TRIAL SOLELY THROUGH A JUDICIAL REFEREE. THE PARTIES ACKNOWLEDGE THAT THE JUDICIAL REFEREE WILL LIKELY CHARGE FEES AND COSTS OVER AND ABOVE THOSE NORMALLY CHARGED BY A COURT. THE PARTIES AGREE TO INITIALLY EVENLY SPLIT THE FEES AND COSTS OF SUCH REFEREE BETWEEN THE PARTIES, SUBJECT TO SUCH FURTHER RULINGS BY THE REFEREE.

31. Venue; Jurisdiction. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Purchaser so elects, be instituted in any court sitting in the Chosen State, in the city in which Purchaser’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”). Seller agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

32. Service of Process. Seller agrees that Purchaser may effect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

33. Assignment. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

34. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

35. Notice, Administrative Seller, and Joint and Several Liability of Each Seller.

35.1. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (a) a deposit thereof in a receptacle under the control of the United States Postal Service, (b) transmittal by electronic means to a receiver under the control of such party, or (c) actual receipt by such party or an employee or agent of such party. All notices to Purchaser shall be deemed given upon actual receipt by a responsible officer of Purchaser.

35.2. For the purposes hereof, notices hereunder shall be sent to the addresses set forth as Contact Addresses on the face page hereof, or to such other addresses as each such party may in writing hereafter indicate.

35.3 Administrative Seller. Each Seller hereunder hereby irrevocably appoints Administrative Seller as the agent and attorney-in-fact for each such party which appointment shall remain in full force and effect unless and until Purchaser shall have received prior written notice signed by each Seller that such appointment has been revoked and that another specified Seller has been appointed Administrative Seller. Each Seller hereby irrevocably appoints and authorizes the Administrative Seller: (a) to provide Purchaser with all notices under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Seller shall be deemed to be given by each Seller hereunder and shall bind each Seller) (b) to enter into any amendments to this Agreement on behalf of each Seller, (c) to receive notices and instructions from Purchaser (and any notice or instruction provided by Purchaser to the Administrative Seller in accordance with the terms hereof shall be deemed to have been given to each Seller), and (d) to take such action as the Administrative Seller deems appropriate on its behalf lo obtain credit hereunder and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the loan account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to each Seller in order to utilize the collective borrowing powers of Seller in the most efficient and economical manner and at their request, and that Purchaser shall not incur liability to any Seller as a result hereof. Each Seller expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Seller is dependent on the continued successful performance of the integrated group. To induce the Purchaser to do so, and in consideration thereof, each Seller hereby jointly and severally agrees to indemnify Purchaser and hold Purchaser harmless against any and all liability, expense, loss or claim of damage or injury, made against Purchaser by any Seller or by any third party whosoever, arising from or incurred by reason of (i) the handling of the loan account and Collateral of each Seller as herein provided, or (ii) Purchaser relying on any instructions of the Administrative Seller.

35.4 Joint and Several Liability of Each Seller. Each Seller is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Purchaser under this Agreement, for the mutual benefit, directly and indirectly, of each Seller and in consideration of the undertakings of the other Sellers to accept joint and several liability for the Obligations. Each Seller, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Sellers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 35.4), it being the intention of the Parties hereto that all the Obligations shall be the joint and several obligations of each Seller without preferences or distinction among them. If and to the extent that any Seller shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Seller or Sellers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full. The Obligations of each Seller under the provisions of this Section 35.4 constitute the absolute and unconditional, full recourse Obligations of each Seller enforceable against each Seller to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 35.4) or any other circumstances whatsoever.

36. Definitions and Index to Definitions. The following terms used within this Agreement shall have the following meaning. All capitalized terms not defined within this Agreement shall have the meaning set forth in the Uniform Commercial Code:

(a) “Additional Financing Fee” - As stated within the General Rates and Fees, or 30 days based on a 30 day month and 360 day year if unstated.

(b) “Advance” - The funding of the Purchase Price

(c) “Advance Rate” - As stated in the General Rates and Fees.

(d) “Avoidance Claim” - Any claim that any lien or payment received by Purchaser is avoidable under the Bankruptcy Code, any other debtor relief statute, including fraudulent conveyance claims, or through receivership, assignment for the benefit of creditors or any equivalent type payment recovery laws, rules or regulations intended to benefit creditors.

(e) “Base Fees” - Initial Financing Fee and Additional Financing Fee (not to overlap.)

(f) “Change of Control” - means the person or entity constituting the majority ultimate beneficial owner of the voting equity interests of Seller (or having the ability to elect a majority of the board of directors of Seller) as of the date hereof no longer constituting the majority ultimate beneficial owner of the voting equity interests of Seller {or having the ability to elect a majority of the board of directors of Seller).

(g) “Chosen State” - California.

(h) “Clearance Days” - None.

(i) “Closed” - A Purchased Account is closed upon receipt of full payment by Purchaser from a Payor or from the Seller (including its being charged to the Reserve Account).

(j) “Collateral” - All of Seller’s now owned and hereafter acquired personal property including, without limitation, all Accounts, Chattel Paper, Contracts, Deposit Accounts, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims, General Intangibles (including Intellectual Property but excluding any intent-to-use trademark applications for which non statement of use has been filed), and all proceeds of each of the foregoing.

(k) “Complete Termination” - Complete Termination occurs upon satisfaction of the following conditions: (1) Payment in full of all Obligations of Seller to Purchaser; and (2) If Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, then Seller has delivered (A) acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein, (B) cash collateral for such guarantees, promises, or letters of credit, or (C) back-stop letters of credit for such guarantees, promises, or letters of credit.

(l) “Concentration Limit” - As stated within the General Rates and Fees, or 25% of the entire amount outstanding from Seller. The concentration limit refers to the percentage any debt from a single debtor has over the total amount outstanding from Seller’s Purchased Accounts.

(m) “Contracts” - all now owned and hereafter acquired loan agreements, Accounts, revolving credit agreements, installment sale contracts, Instruments, notes, documents, chattel paper, and all other forms of obligations owing to Seller, including any collateral for any of the foregoing,

(n) “Default Rate” - the lesser of: (1) 1% per month on the gross amount of Invoices and (2) the highest default rate permitted by applicable law; the foregoing Default Rate is in addition to any standard rate accruing hereunder.

(o) “Early Termination Date” - see Section 21.1 hereof.

(p) “Early Termination Fee” - As stated in the General Rates and Fees.

(q) “Eligible Account” - An Account that is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment

(r) “ePay Agreement” - means any SaaS agreement, ePay SaaS agreement, or similar agreement regarding Purchaser or Purchaser’s affiliates’ ePay services entered into between any Seller and Purchaser or Purchaser’s affiliates (including but not limited to FastPay Payment Technologies Inc.), and any agreements related thereto, including but not limited to any agreements or terms & conditions between Seller and any of Purchaser or Purchaser’s affiliates’ card or Issuing bank partners.

(s) “Events of Default” - See Section 17.1.

(t) “Exposed Payments” - Payments received by Purchaser from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety (90) days of the commencement of said bankruptcy case.

(u) “Face Amount” - the amount initially invoiced on an Account at the time of purchase.

(v) “Facility Rate” - if applicable, as set forth In the General Rates and Fees.

(w) “Financing Fee(s)” - Refers to the Initial Financing Fee or Additional Financing Fee and means the Percentage in the amount aforementioned multiplied by the Face Amount of a Purchased Account, for each Financing Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Purchased Account is Closed.

(x) “Initial Financing Fee” - The first 30 days after the Purchase Price is paid to Seller or credited by Purchaser to Seller’s Reserve Account based on a 30 day month and 360 day year unless explicitly overridden within the General Rates and Fees.

(y) “Intellectual Property” - all intellectual and similar property, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

(z) “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account, Eligible Account or Purchased Account to which it relates.

(aa) “Late Charge” - None.

(bb) “Late Payment Date” - Ninety (90) days from the date on which a Purchased Account was Purchased.

(cc) “LIBOR Rate” - means, for any calendar month, the greater of: (a) two and one half percent (2.75%) per annum, and (b) the three (3) month U.S. LIBOR rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two (2) Business Days prior to the commencement of such calendar month (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Purchaser and shall be conclusive in the absence of demonstrable error. In the event the LIBOR Rate is unavailable for any reason, reasonably Purchaser may use a replacement index as determined by Purchaser in its sole discretion.

(dd) “Misdirected Payment Fee” - Unless otherwise stated in the General Rates and Fees, 20% of the amount of any payment (but in no event less than $1,000) on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser on the next business day following the date of receipt by Seller, or 30% of the amount of any such payment which has been received by Seller as a result of any action taken by Seller to cause such payment to be made to Seller.

(ee) “Obligations” - All present and future payment obligations owing by Seller to Purchaser whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any Bankruptcy Case in which Seller is a Debtor. Without limiting the generality hereof, Seller acknowledges and agrees that the term “Obligations” shall also include: (1) any obligations of Seller under any ePay Agreement, including any extensions of credit or advances in connection therewith (or any guarantees by Purchaser or its affiliates of the foregoing); (2) any payment obligations owed by Seller to any payee or vendor of Seller that is paid by Purchaser or any of Purchaser’s affiliates or partners; and (3) all ledger debt of Seller, which shall mean and include all indebtedness of Seller now or hereafter owing to a third party, which Purchaser has heretofore or hereafter purchases from such third party, acquires by way of assignment, or in which Purchaser has heretofore or hereafter acquires a security interest, whether as a result of Purchaser financing the accounts receivable of such third party or otherwise. Seller acknowledges that Purchaser will be relying upon this provision in financing the accounts receivable of such third parties (consisting of indebtedness and obligations now or hereafter due from Seller to such third parties), as well as in permitting Account Debtor’s to incur other indebtedness due to Seller, but nothing herein shall constitute a commitment of any kind by Purchaser to factor or finance the accounts receivable of any third party to the extent they represent amounts owing by Seller to such third parties.

(ff) “Parties” - Seller and Purchaser.

(gg) “Payor” - An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

(hh) “Purchase Date” - The date on which Seller has been advised in writing that Purchaser has agreed to purchase an Account.

(ii) “Purchase Price” - The Face Amount of a Purchased Account.

(jj) “Purchased Accounts” - Accounts purchased hereunder which have not been Closed.

(kk) “Repurchased” - An Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

(ll) “Required Reserve Amount” - The Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

(mm) “Reserve Account” - A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to ensure Seller’s performance with the provisions hereof,

(nn) “Reserve Percentage” - 100% less the Advance Rate. The Reserve Percentage may be increased or decreased at any lime in Purchaser’s sole discretion.

(oo) “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

(pp) “Restricted Industry” - any of the following industries: adult entertainment, firearm or ammunition sales or manufacturing, or gaming/gambling.

(qq) “Term” - Two Years.

(rr) “UCC” - The Uniform Commercial Code as adopted in the Chosen State.

[SIGNATURES AGREEING TO THE STANDARD TERMS AND CONDITIONS APPEAR ON THE FIRST PAGE]

SCHEDULE 14.3

PRIOR NAMES, FICTITIOUS NAMES, TRADE NAMES, AND TRADE STYLES OF EACH SELLER

[SELLER TO LIST DISCLOSURES, IF NONE, SHOULD SAY “NONE”]

SCHEDULE 14.8

DISCLOSURE OF REGISTERED PATENTS, COPYRIGHTS, AND TRADEMARKS

[SELLER TO MAKE DISCLOSURES, ORGANIZED PER SELLER ENTITY. IF “NONE’ FOR ANY CATEGORY, STATE AS SUCH]

PATENTS AND PATENT APPLICATIONS

Registration # (or Application #) and Date	Title	Owner of Record	Country
9,591,360 3/7/2017	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,450,996 9/20/2016	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,380,089 6/28/2016	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,380,088 6/28/2016	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,378,004 6/28/2016	Downloading data to a mobile device	Sito Mobile R&D IP, LLC	USA
9,350,777 5/24/2016	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,349,138 5/24/2016	System and method for streaming media	Sito Mobile R&D IP, LLC	USA
9,135,636 9/15/2015	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,135,635 9/15/2015	System and method for routing media	Sito Mobile R&D IP, LLC	USA
9,077,798 2/20/2008	Automatic provisioning of abbreviated dialing codes	Sito Mobile R&D IP, LLC	USA
9,026,673 5/5/2015	System and method for routing media	Sito Mobile R&D IP, LLC	USA
8,954,047 2/10/2015	Searching for mobile content	Sito Mobile R&D IP, LLC	USA
8,880,031 11/4/2014	System of providing information to a telephony subscriber	Sito Mobile R&D IP, LLC	USA
8,862,115 10/14/2014	Over the air provisioning of mobile device settings	Sito Mobile R&D IP, LLC	USA
8,825,887 9/2/2014	System and method for routing media	Sito Mobile R&D IP, LLC	USA
8,787,878 7/22/2014	System of providing information to a telephony subscriber	Sito Mobile R&D IP, LLC	USA
8,787,877 7/22/2014	System of providing information to a telephony subscriber	Sito Mobile R&D IP, LLC	USA
8,554,940 10/8/2013	System and method for routing media	Sito Mobile R&D IP, LLC	USA
8,457,619 6/4/2013	Searching for mobile content	Sito Mobile R&D IP, LLC	USA

8,396,764 3/12/2013	Transmitting mobile device data	Sito Mobile R&D IP, LLC	USA
8,170,541 5/1/2012	Searching for mobile content	Sito Mobile R&D IP, LLC	USA
8,041,341 10/18/2011	System of providing information to a telephony subscriber	Sito Mobile R&D IP, LLC	USA
8,015,307 9/6/2011	System and method for streaming media	Sito Mobile R&D IP, LLC	USA
7,865,182 1/4/2011	Over the air provisioning of mobile device settings	Sito Mobile R&D IP, LLC	USA
7,865,181 1/4/2011	Searching for mobile content	Sito Mobile R&D IP, LLC	USA
7,813,716 10/12/2010	Method of providing information to a telephony subscriber	Sito Mobile R&D IP, LLC	USA
7,783,729 08/24/2010	Transmitting mobile device data	Sito Mobile R&D IP, LLC	USA
7,689,706	System and method for streaming media	Sito Mobile R&D IP, LLC	USA
5,752,186 05/12/1998	ACCESS FREE WIRELESS TELEPHONY FULFILLMENT SERVICE SYSTEM	Sito Mobile R&D IP, LLC	USA
5,867,780 02/02/1999	ACCESS FREE WIRELESS TELEPHONY FULFILLMENT SERVICE SYSTEM	Sito Mobile R&D IP, LLC	USA
6,397,057 05/28/2002	(CON1) SYSTEM AND METHOD OF PROVIDING ADVERTISING INFORMATION TO A SUBSCRIBER THROUGH A WIRELESS DEVICE	Sito Mobile R&D IP, LLC	USA
6,411,803 06/25/2002	(CON2) SYSTEM AND METHOD OF PROVIDING SERVICE INFORMATION TO A SUBSCRIBER THROUGH A WIRELESS DEVICE	Sito Mobile R&D IP, LLC	USA
7,054,949 05/30/2006	09/838,993 SYSTEM AND METHOD FOR STREAMING MEDIA	Sito Mobile R&D IP, LLC	USA
7,191,244 03/13/2007	10/051,406 SYSTEM AND METHOD FOR ROUTING MEDIA	Sito Mobile R&D IP, LLC	USA
7,565,141 07/21/2009	(NP) OVER THE AIR PROVISIONING OF MOBILE DEVICE SETTINGS	Sito Mobile R&D IP, LLC	USA
7,181,200 02/20/2007	(CON2) METHOD OF PROVIDING INFORMATION TO A TELEPHONY SUBSCRIBER	Sito Mobile R&D IP, LLC	USA
9,998,585 06/12/2018	(NP) CONTENT SELECTION AND DELIVERY OF COMPLEMENTARY INFORMATION	Sito Mobile R&D IP,LLC	USA
9,674,575 06/06/2017	SYSTEM AND METHOD FOR ROUTING MEDIA	Sito Mobile R&D IP, LLC	USA
8,494,493 07/23/2013	(NP) MOBILE MACHINE	Sito Mobile R&D IP, LLC	USA
,936,080 04/03/2018	(CON) ADVERTISING ON MOBILE DEVICES	Sito Mobile R&D IP, LLC	USA

9,654,897 05/16/2017	(CON 2) TRANSMITTING MOBILE DEVICE DATA	Sito Mobile R&D IP, LLC	USA
10,104,513 10/16/2018	(CON) MOBILE MACHINE	Sito Mobile R&D IP, LLC	USA
9,778,925 10/03/2017	(CON2) DOWNLOADING DATA TO A MOBILE DEVICE	Sito Mobile R&D IP, LLC	USA
9,756,362 09/05/2017	(CON10) SYSTEM AND METHOD FOR ROUTING MEDIA	Sito Mobile R&D IP, LLC	USA
10,009,637 06/26/2018	(CON 11) SYSTEM AND METHOD FOR ROUTING MEDIA	Sito Mobile R&D IP, LLC	USA
10,123,151 11/06/2018	(CON3) DOWNLOADING DATA TO A MOBILE DEVICE	Sito Mobile R&D IP, LLC	USA
10,171,846 01/01/2019	(CON 12) SYSTEM AND METHOD FOR ROUTING MEDIA	Sito Mobile R&D IP, LLC	USA

COPYRIGHTS AND COPYRIGHT APPLICATIONS

Registration # (or Application #) and Date	Copyright	Owner of Record	Country

None

TRADEMARKS OR TRADEMARK APPLICATIONS

Registration # (or Application #1) and Date	Mark	Owner of Record	Country

None

MATERIAL INTELLECTUAL PROPERTY LICENSES

Joint License Agreement between SITO Mobile R&D IP, LLC and Personalized Media Communications, LLC dated as of April 21, 2014.

[SELLER TO DISCLOSE PER SELLER ENTITY]